SELECT COMFORT CORPORATION

EXECUTIVE SEVERANCE PAY PLAN

Amended and Restated, August 2008

SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

TABLE OF CONTENTS

ARTICLE 1	Name and Purpose	1

ARTICLE 2	Definitions	2

2.1	Administrator	2
2.2	Affiliate	2
2.3	Base Pay	2
2.4	Cause	2
2.5	Change in Control	2
2.6	Code	3
2.7	Company	3
2.8	Employee	3
2.9	Excluded Employee	3
2.10	Involuntary Termination	4
2.11	Participant	4
2.12	Participating Employer	4
2.13	Plan	4
2.14	Premium Reimbursement Period	4
2.15	Qualified Employee	4
2.16	Qualified Employee Category	5
2.17	Release	5
2.18	Severance Pay	5
2.19	Termination of Employment	5

ARTICLE 3	Entitlement to Severance Pay	6

3.1	Eligible Terminations	6
3.2	Terminations Not Covered	6
3.3	Release Required	6
3.4	Return of Property	6

ARTICLE 4	Amount of Severance Pay	7

4.1	Base Amount	7
4.2	COBRA Reimbursement	8
4.3	Reductions	8
4.4	Period of Payment	9
4.5	Outplacement Services	9
4.6	Termination of Severance Pay and Outplacement Services	9
4.7	Death of Participant	10

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ARTICLE 5	Administration	11

5.1	Administrator	11
5.2	Administrator’s Discretion	11

ARTICLE 6	Amendment and Termination of Plan	12

6.1	Right to Amend or Terminate the Plan	12
6.2	Change in Control	12

ARTICLE 7	Miscellaneous Provisions	13

7.1	Participation by Affiliate	13
7.2	No Benefit Accrues	13
7.3	Indemnification	13
7.4	Specialist’s Assistance	13
7.5	Benefits Claim Procedure	13
7.6	Disputes	14
7.7	Company Action	14
7.8	Status of Plan	14
7.9	No Assignment of Benefits	14
7.10	Withholding and Offsets	15
7.11	Other Benefits	15
7.12	No Employment Rights Created	15
7.13	Successors	15

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SELECT COMFORT CORPORATION
EXECUTIVE SEVERANCE PAY PLAN

This instrument sets forth the Select Comfort Corporation Executive Severance Pay Plan, amended and restated as of August 21, 2008.  The provisions of this instrument will apply to any Qualified Employee who terminates employment after August 21, 2008.

ARTICLE 1
Name and Purpose

The name of this Plan is the “Select Comfort Corporation Executive Severance Pay Plan.”  Its purpose is to provide severance benefits to certain Qualified Employees whose employment is involuntarily terminated without Cause.  Severance Pay is in addition to regular earned pay and benefits for accrued paid time off, if any, payable to Qualified Employees upon separation.

As stated in Section 4.4, it is not intended that this Plan be treated as a nonqualified deferred compensation plan subject to Code section 409A.

ARTICLE 2
Definitions

The terms listed in this section shall have the meanings given below.

2.1 Administrator.  The Administrator is the person designated under the Plan to perform administrative duties on behalf of the Company or, as the context may require, the individual to whom specific administrative duties have been delegated.

2.2 Affiliate.  An Affiliate is the Company or another member of a controlled group of corporations, within the meaning of Code section 414(b) or any trade or business that is under common control with the Company, within the meaning of Code section 414(c).

2.3 Base Pay.

(A) Base Pay means the Employee’s base salary in effect immediately prior to his or her Termination of Employment and will exclude any commissions, incentive pay, bonus or other addition to pay.

(B) Base Pay includes any amounts by which pay is voluntarily reduced under a Code section 125 cafeteria plan, section 401(k) cash or deferred arrangement or the Select Comfort Executive Investment Plan.

2.4 Cause.   Cause means any reason for which an Employee may be subject to discipline under the Company’s or Affiliate’s policies, practices and procedures including, but not limited to, the following:

(A) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Affiliate,

(B) commission of a felony crime, or commission of any criminal or unlawful activity of any nature or degree in the course of or in relation to Employee's employment,

(C) failure to satisfactorily perform the duties of the Employee's employment, if the failure to perform would merit termination under the Company's or Affiliate's usual policy or practice,

(D) any material breach of any employment, service, confidentiality or non-compete agreement entered into with the Company or any Affiliate, or

(E) violation of the Company's Code of Business Conduct.

2.5 Change in Control.  A "Change in Control" of the Company shall mean:

(A) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company,

(B) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or

(C) a change in control of a nature that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Select Comfort Corporation 2004 Stock Incentive Plan, pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement;

(D) provided that, without limitation, such a Change in Control shall be deemed to have occurred at such time as -

(1) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors or

(2) individuals who constitute the Board of Directors on the effective date of the Select Comfort Corporation 2004 Stock Incentive Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of the Select Comfort Corporation 2004 Stock Incentive Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors comprising the Board of Directors on the effective date of the Select Comfort Corporation 2004 Stock Incentive Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (2), considered as though such person were a member of the Board of Directors on the effective date of the Select Comfort Corporation 2004 Stock Incentive Plan.

2.6 Code.  Code means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes any amendment of or successor to that provision.

2.7 Company.  The Company is Select Comfort Corporation or its successor.

2.8 Employee.  An Employee is any individual who performs services for a Participating Employer as a common-law employee of the Participating Employer.  No reclassification of an individual as a common-law employee of a Participating Employer will be given retroactive effect for any purpose under this Plan.

2.9 Excluded Employee.  An “Excluded Employee” is an Employee who:

(A) resides in the United States but is not a United States citizen, unless he or she is classified as a permanent resident of the United States;

(B) is classified by the Participating Employer as a part-time Employee;

(C) is classified by the Participating Employer as a temporary Employee; or

(D) is covered by a collective bargaining agreement that does not specifically provide for participation in this Plan.

2.10           Involuntary Termination of Employment.  An “Involuntary Termination of Employment” shall include any Termination of Employment by a Participating Employer other than for “Cause” and shall also include any resignation by a Qualified Employee for “Good Reason,” including any refusal to accept:

(A) a material diminution in the Qualified Employee’s base compensation, which for purposes of this Plan shall mean a reduction of 10% or more in the Qualified Employee’s salary plus target bonus;

(B) discontinuation of eligibility to participate in a material long-term cash or equity award or equity-based grant program (or in a comparable substitute program) in which other Qualified Employees at a comparable level are generally eligible to participate;

(C) following a Change in Control, any material diminution of authority, duties or responsibilities, including any change in the authority, duties or responsibilities of the Qualified Employee that is inconsistent in any material and adverse respect with the Qualified Employee’s then-current position(s), authority, duties and responsibilities with the Participating Employer; provided, however, that “Good Reason” shall not be deemed to exist pursuant to this clause (C) solely on account of the Company no longer being a publicly traded entity or solely on account of a change in the reporting relationship of the Qualified Employee;

(D) a material change in the geographic location at which the Company requires the Qualified Employee to be based as compared to the location where the Qualified Employee was based immediately prior to the change, which for purposes of this Plan shall mean (i) a relocation that results in an increase in the commuting distance from the Qualified Employee’s principal residence to his or her new job location of more than 50 miles, or (ii) a relocation that requires the Qualified Employee to relocate his or her principal residence.

Notwithstanding the foregoing, however, “Good Reason” shall not be deemed to exist as a result of any of the actions stated in clauses (A) or (B) above to the extent that such actions are in connection with an across-the-board change or termination that equally affects at least ninety-five percent (95%) of all Qualified Employees.  An act or omission will not constitute a “Good Reason” unless the Qualified Employee gives written notice to the Company of the existence of such act or omission within ninety (90) days of its initial existence, the Company fails to cure the act or omission within thirty (30) days after the notification, and actual Termination of Employment occurs within two (2) years of the initial existence of the act or omission.

2.11           Participant.  A Participant is a former Qualified Employee who is entitled to Severance Pay benefits under this Plan.

2.12           Participating Employer.  A Participating Employer is the Company and any other U.S. Affiliate that has adopted the Plan, or all of them collectively, as the context requires, and their respective successors.  An Affiliate will cease to be a Participating Employer upon a termination of the Plan as to its Employees or upon its ceasing to be an Affiliate.  The Participating Employer with respect to any individual is the Affiliate that is responsible for paying the individual’s wages or salary.

2.13           Plan.  The Plan is the Select Comfort Corporation Executive Severance Pay Plan set forth in this instrument as it may be amended from time to time.

2.14           Premium Reimbursement Period.  The Premium Reimbursement Period is the period of time during which the Participant is entitled to receive cash reimbursement payments for COBRA continuation coverage, as described in Section 4.2.

2.15           Qualified Employee.  A “Qualified Employee” is an Employee who -

(A) is paid under a U.S. domestic payroll of the Participating Employer;

(B) is classified by the Participating Employer in Qualified Employee Category grade 15,  grade 14 or grade 13; and

(C) is not an Excluded Employee.

2.16           Qualified Employee Category.  A “Qualified Employee Category” is the employment grade or classification of a Qualified Employee as determined by the Participating Employer in its sole discretion.

2.17           Release.  A Release is a written instrument, prescribed by the Administrator and signed by the Qualified Employee, under which the Qualified Employee releases all Affiliates, and the directors, officers and employees of each of them, all employee benefit plans and all employee benefit plan fiduciaries from any and all claims the Qualified Employee may have against any of them.  The Release will waive all claims the Qualified Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (other than benefits payable following Termination of Employment), and such other statutes and rules of law as the Company may deem advisable.

2.18           Severance Pay.  Severance Pay is an amount payable under the terms of this Plan.

2.19           Termination of Employment.  Termination of Employment means a termination of the Qualified Employee’s employment relationship (both as an employee and independent contractor) with the Company and all Affiliates or such other change in the Qualified Employee’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Executive’s employment relationship will be treated as remaining intact while the Qualified Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Qualified Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Qualified Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Qualified Employee’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Qualified Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence.  In all cases, the Qualified Employee’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.

ARTICLE 3
Entitlement to Severance Pay

3.1 Eligible Terminations.  Severance Pay will be paid, subject to the succeeding provisions of this Plan, only to a Qualified Employee subject to an Involuntary Termination of Employment by a Participating Employer.

3.2 Terminations Not Covered.  No Severance Pay will be paid to any person upon commencement of a leave of absence, including military service leave, or to any person whose employment is terminated by:

(A) his or her resignation, retirement or death;

(B) discharge for Cause;

(C) failure to be reinstated following a leave of absence; or

(D) refusal to accept a new job position with a Participating Employer, a transfer to a new work location or a reduction in wages or salary that does not constitute an Involuntary Termination of Employment.

3.3 Release Required.  No Severance Pay will be paid to an individual who fails to execute a Release in the form provided by the Company and deliver it to the Administrator within the period prescribed by the Administrator or who revokes his or her Release.

3.4 Return of Property.  No Severance Pay will be paid to a Participant prior to the date on which the Participant returns to his or her employer all property of the Company and any Affiliate he or she has in his or her possession or control including, but not limited to, employee identification cards, credit cards, phone cards, vehicles, equipment, documents and electronic storage media.

ARTICLE 4
Amount of Severance Pay

4.1 Base Amount.  Subject to the succeeding provisions of this section, a Participant in each Qualified Employee Category will receive a cash base amount of Severance Pay determined from the following table.

Qualified Employee Category	Base Amount - Severance Pay
Grade 15
An amount equal to:
(a)  two times -
(i) annual Base Pay (in effect as of the date of Termination of Employment) and

(ii) target annual bonus (in effect as of the date of Termination of Employment)

plus
(b)  pro-rata target bonus for year of Termination of Employment

Grade 14
An amount equal to:
(a)  one times -
(i)  annual Base Pay (in effect as of the date of Termination of Employment) and

(ii) target annual bonus (in effect as of the date of Termination of Employment)

plus
(b) pro-rata target bonus for year of Termination of Employment

Grade 13
An amount equal to:
(a)  fifty percent of -
(i) annual Base Pay (in effect as of the date of Termination of Employment) and

(ii) target annual bonus (in effect as of the date of Termination of Employment)

plus
(b) pro-rata target bonus for year of Termination of Employment

4.2 COBRA Reimbursement.  Subject to the succeeding provisions of this section, if the Participant timely elects continued coverage under the Participating Employer’s group medical plan or group dental plan pursuant to section 4980B of the Code (“COBRA”), in accordance with ordinary plan practices and provides appropriate documentation of such payment as requested by the Administrator, for the Premium Reimbursement Period the Participating Employer will reimburse the Participant each month during the Premium Reimbursement Period an amount equal to the difference between the amount the Participant pays for such COBRA continuation coverage each such month and the amount paid by a full-time active employee of the Participating Employer each such month for the same level of coverage elected by the Participant.  For purposes of the preceding sentence, the Premium Reimbursement Period is the period that begins on the date of Termination of Employment and ends on the earlier of:

(A) the last date of the Premium Reimbursement Period that applies to the Participant based on his or her Qualified Employee Category in the table below;

(B) the date on which the Participant’s eligibility for COBRA continuation coverage under the Company’s group medical or group dental plan ends; or

(C) the date on which the Participant becomes eligible to participate in another group medical plan or group dental plan, as the case may be, because of reemployment or otherwise, whether or not the Participant elects to participate in such plan and whether or not such plan provides comparable benefits or includes limitations or exclusions (unless such other group medical plan contains a pre-existing condition exclusion that affects the Participant’s coverage under such plan).

Other than the Premium Reimbursement Period payments described in this Section 4.2, the Participant’s coverage under any Employer employee benefit plan is subject to the terms of such employee benefit plan and applicable law.

Qualified Employee Category	Premium Reimbursement Period
Grade 15	Two Years after the date of Termination of Employment
Grade 14	One Year after the date of Termination of Employment
Grade 13	Six months after the date of Termination of Employment

4.3 Reductions.  Notwithstanding the foregoing provisions, the total amount of Severance Pay (base amount and COBRA reimbursements) to which a Participant would otherwise be entitled under this Plan will be reduced by each of the following:

(A) the full amount of any payments the Company or any Affiliate is required to make to the Participant under any provision of law on account of the termination of his or her employment including, but not limited to, any payments owed to the Participant under any individual severance, separation or employment agreement or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state);

(B) the full amount of any indebtedness of the Participant to the Company or any Affiliate including, but not limited to, unearned advances, credit card balances and paid time off in excess of time accrued; and

(C) with respect to any Participant who terminated employment with the Company or an Affiliate and is rehired by the Company or an Affiliate, the full amount of Severance Pay paid to the Participant under this Plan or any individual severance, separation or employment agreement or pursuant to the Worker Adjustment and Retraining Notification Act, 21 U.S.C. §2101 et seq. (or a similar law of any state) within the two year period following such previous Termination of Employment.

4.4 Period of Payment.

(A) The base amount of Severance Pay benefits pursuant to Section 4.1 will be paid in a single lump sum within a reasonable time following the Participant’s Termination of Employment and in no event later than March 1st of the calendar year following the calendar year during which such Termination of Employment occurs.  These benefits are intended to comply with the short-term deferral exception to Code section 409A (as described in Treasury Regulations section 1.409A-1(b)(4)) because such benefits will be paid not later than March 15th of the calendar year following the calendar year in which the employee’s right to the benefits is no longer subject to a substantial risk of forfeiture within the meaning of Code section 409A.

(B) The COBRA reimbursement benefits pursuant to Section 4.2 will be paid in cash within a reasonable time following the Participant’s monthly payment of the COBRA premium.  These benefits are intended to comply with the exception to Code section 409A for reimbursement of medical expenses under a separation pay plan (as described in Treasury Regulations section 1.409A-1(b)(9)(v)) because such COBRA reimbursement benefits will be paid no later than December 31st of the second calendar year following the calendar year during which the Participant’s Termination of Employment occurred.

(C) The reasonable outplacement services pursuant to Section 4.5 are intended to comply with the exception to Code section 409A for the provision of “reasonable outplacement services” under a separation pay plan as described in Treasury Regulations section 1.409A-1(b)(9)(v)) because such services will be provided within eighteen (18) months following the Participant’s Termination of Employment.

4.5 Outplacement Services.  In addition to Severance Pay, a Participant will be eligible to receive outplacement services through a provider selected by the Company and at the expense of the Company, subject to the limits set forth below and subject to all of the other terms and conditions of this Plan.  A Participant at Grade 13 will be eligible to receive up to six (6) months of outplacement services at a cost to the Company of up to eight thousand dollars ($8,000); a Participant at Grade 14 will be eligible to receive up to twelve (12) months of outplacement services at a cost to the Company of up to ten thousand dollars ($10,000); and a Participant at Grade 15 will be eligible to receive up to eighteen (18) months of outplacement services at a cost to the Company of up to fifteen thousand dollars ($15,000).  Eligibility for outplacement services under this Section 4.5 will terminate immediately upon the acceptance by the Participant of employment with another employer at a level of compensation and benefits reasonably comparable to the compensation and benefits that the Participant was entitled to immediately prior to the Participant’s Termination of Employment with the Company or any Affiliate.

4.6 Termination of Severance Pay and Outplacement Services.  A Participant’s right to receive Severance Pay and outplacement services will terminate before the last scheduled payment upon the occurrence of any of the following events.

(A) The Participant becomes employed by the Company or any Affiliate.

(B) The Participant’s Release is declared invalid or the Participant revokes (or attempts to revoke) the Release or commences or is part of a legal or administrative action against the Company, any of its Affiliates, or the directors, officers or employees of any of them that is based on any claim waived under the Release.  Upon the occurrence of any such event, the Participant shall, upon demand of the Administrator, repay to the Employer the full amount of Severance Pay he or she received, to the extent such amount would not have been payable under this Plan if the Participant had not executed the Release.

(C) The office of the Company’s general counsel informs the Administrator that the Participant is in violation of a non-compete or confidentiality agreement with the Company or any Affiliate.

4.7 Death of Participant.  If a Participant dies prior to receiving all of the Severance Pay to which he or she is entitled, any remaining payments will be made to the Participant’s estate.   If the Participant dies during the COBRA reimbursement period pursuant to Section 4.2, COBRA premium reimbursement payments still owed (if any) will continue to be paid to the Participant’s estate.

ARTICLE 5
Administration

5.1 Administrator.  The Company will be the Administrator and Named Fiduciary of the Plan.  The Senior Vice President, Human Resources of the Company will perform administrative duties on behalf of the Company and will have overall responsibility for administration of the Plan.  The Senior Vice President, Human Resources may delegate to any person such administrative duties as he or she deems advisable and may revoke any such delegation at any time.  Any delegation to a person who is not an Employee of an Affiliate will be in writing, and any delegation to an Employee of an Affiliate will terminate upon the termination of his or her employment.  If the name of position of Senior Vice President, Human Resources of the Company changes or the duties of such position are transferred to another position, such other position will be substituted for the Senior Vice President, Human Resources of the Company in this provision.

5.2 Administrator’s Discretion.  The Administrator will have the discretionary power and authority to establish, modify or terminate Plan policies, rules or procedures, to interpret, construe, apply and enforce the terms of the Plan or any such Plan rules, polices or procedures whenever he or she deems necessary in its administration.  Such discretion will include, without limitation, the discretionary power and authority to (A) determine whether an individual is a Qualified Employee, the amount of a Qualified Employee’s benefit and whether a Qualified Employee has satisfied applicable conditions or is subject to limitations and (B) remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In exercising such discretionary power and authority, the Administrator will treat all individuals determined by the Administrator to be similarly situated in a uniform manner.  All acts and decisions of the Administrator made in good faith are binding on all interested persons.

ARTICLE 6
Amendment and Termination of Plan

6.1 Right to Amend or Terminate the Plan.  Subject to Section 6.2, the Company reserves the right to amend or terminate this Plan at any time by a written instrument signed by the Senior Vice President, Human Resources and General Counsel of the Company; provided that any amendment that applies to the Chief Executive Officer or any Senior Vice President of the Company must be approved in advance or ratified by the Compensation Committee of the Company’s board of directors.  Subject to Section 6.2, the amendment or termination of the Plan shall be effective as of the date specified in such instrument and may apply to any Qualified Employee or Participant, except that no amendment will be effective to reduce the total amount of Severance Pay payable to a Participant whose employment with all Affiliates terminated before the date the amendment is adopted.  Any Employee whose employment terminates on or after the effective date of the termination of the Plan will be ineligible for Severance Pay.

6.2 Change in Control.  Notwithstanding Section 6.1:

(A) the Company or any successor to the Company may not terminate the Plan during the 24-month period that begins on the date of a Change in Control and

(B) any Severance Pay payable to any individual who is a Participant in this Plan as of the day immediately prior to the date of the Change in Control and whose employment with all Affiliates terminates during the 24-month period beginning on the date of a Change in Control, will be no less than the Severance Pay such Participant would have been entitled to receive if he or she had become entitled to Severance Pay upon terminating employment with all Affiliates on the day immediately prior to the date of the Change in Control.

ARTICLE 7
Miscellaneous Provisions

7.1 Participation by Affiliate.  An Affiliate may, when authorized by its board of directors, adopt this Plan for the benefit of its Employees, subject to the approval of the Administrator.  Upon adoption of this Plan, the Participating Employer is subject to the terms of this Plan, as amended by the Company.  Subject to Section 6.2, any Participating Employer may terminate this Plan with respect to its Employees at any time when authorized by its board of directors.

7.2 No Benefit Accrues.  No Employee of any Affiliate will accrue any right to benefits under this Plan before satisfying all of the requirements for Plan benefits in effect at the termination of his or her employment.  No Participant will accrue any right to continued benefits under this Plan unless he or she satisfies the conditions for eligibility as of the date each benefit installment becomes payable.

7.3 Indemnification.  Each Affiliate will indemnify and hold harmless, to the extent permitted by law, each of its directors, officers and employees against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such individual’s services at the request of the Affiliate in connection with the Plan, but only if such individual did not act dishonestly or in bad faith or in willful violation of the law, regulation or Company by-law under which such liability, loss, cost or expense arises.  An Affiliate has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.

7.4 Specialist’s Assistance.  The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services.  All costs of administering the Plan will be paid by the Company.

7.5 Benefits Claim Procedure.  The claim and appeal review procedures set forth below will apply to this Plan.

(A) The Participant (“Claimant”), or the Participating Employer on the Participant’s behalf, must make a claim for benefits under the Plan with the Administrator.  A claim for benefits must be made no later than 60 days following the Termination of Employment.

(1) Within 30 days after receipt of a claim for benefits, the Administrator will render a written decision on the claim to the Claimant.

(2) If the claim is denied, in whole or in part, the Administrator will send notification of the denial to the Claimant.  Such notification will comply with the requirements set forth in Department of Labor regulation 2560.503-1(g).

(B) Appeals of denied claims will be subject to the following procedures.

(1) To appeal the denial, the Claimant or his or her representative must file a written request for review with the Administrator not later than 60 days after the Claimant receives the Administrator’s written decision on the claim.

(2) The Claimant or his or her representative may submit written comments, documents, records, and other information relating to the claim for benefits to the Administrator for consideration by the Administrator without regard to whether such information was submitted or considered in the initial review determination.

(3) The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.

(4) The Administrator will make a decision on review within 60 days of the receipt of the request for review and will provide the decision on review in writing to the Claimant.

(5) If the denial is upheld in whole or part, the Administrator will notify the Claimant.  The notification will include the reasons for the denial, the reference to the Plan provisions on which the denial is based and the Plan’s response to any additional information provided by the Claimant following the initial review determination.

(C) The 30- and 60-day periods during which the Administrator must respond to the Claimant, may be extended by up to an additional 30- or 60- days, respectively, if circumstances beyond the Administrator’s control so require and if notice of such extension is given to the Claimant.  If the time for rendering a written decision on a claim is extended due to the Claimant’s failure to provide information necessary to decide the claim, the time period for making the determination will be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(D) Any individual who fails to follow the claim and appeal procedure will be barred from asserting his or her claim in any judicial or administrative proceeding.

7.6 Disputes. The United States District Court for the District of Minnesota is the exclusive proper venue for any action involving a dispute between any individual and any Affiliate, the Administrator or any other person relating to or arising from the Plan, and such court will have personal jurisdiction over any Qualified Employee named in the action.  The law as stated and applied by the United States Court of Appeals for the Eighth Circuit or the United States District Court for the District of Minnesota will apply to and control all actions relating to the Plan brought against the Plan.  No action relating to or arising from the Plan may be commenced against the Plan, the Plan Administrator or the Company more than six months following termination of the involved individual’s employment with an Affiliate or, if later, 90 days after the issuance of the Administrator’s final decision on the request for review of a denied claim under the Plan’s benefit claim procedure.

7.7 Company Action.  The Company’s decisions and actions pursuant to the Plan (other than those decisions which the Plan requires to be made by the Administrator when the Company is acting in that capacity) will be made or taken in the Company’s own interest, and the Company is not required to consider the interest of any Qualified Employee or other individual, it being intended that any such decision or action will be made or taken by the Company in its settlor capacity rather than in a fiduciary capacity.

7.8 Status of Plan.  Nothing contained in the Plan is to be construed as providing for assets to be held for the benefit of any Qualified Employee or any other person to whom benefits are to be paid pursuant to the terms of this Plan, the Qualified Employee’s or other person’s only interest under the Plan being the right to receive the benefits specified in this instrument.  To the extent the Qualified Employee or any other person acquires a right to receive benefits under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.

7.9 No Assignment of Benefits.  The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

7.10 Withholding and Offsets.  The Company retains the right to withhold from any benefit payment pursuant to the Plan any and all income, employment, excise and other taxes as the Company deems necessary, and the Company may offset against amounts otherwise then distributable to any person under the Plan any amounts such person then owes the Company.

7.11 Other Benefits.  No amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of the Company that does not expressly provide otherwise.

7.12 No Employment Rights Created.  Neither the maintenance of nor participation in the Plan gives any employee a right to continued employment or limits the right of the Company to discharge, transfer, demote or modify the terms and conditions of employment or otherwise deal with any employee without regard to the effect such action might have on him or her with respect to the Plan.

7.13 Successors.  Except as otherwise expressly provided in the Plan, all obligations of the Company under the Plan are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other transfer of all or substantially all of the business or assets of the Company.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its authorized officers on the date written below.

SELECT COMFORT CORPORATION
Dated: August 21, 2008	By: /s/ Mark A. Kimball Senior Vice President & General Counsel
Dated: August 21, 2008	By: /s/ Scott F. Peterson Senior Vice President, Human Resources